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                                                                     EXHIBIT 3.3

                   CERTIFICATE OF AMENDMENT OF THE CERTIFICATE
                    OF INCORPORATION OF APPLIED IMAGING CORP.


    Applied Imaging Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

    DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

             RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing the text of Article IV thereof so that such text shall be and read as follows:

                "The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares which the Corporation is authorized to issue is 56,000,000 shares. The number of shares of Common Stock authorized is 50,000,000. The number of shares of Preferred Stock authorized is 6,000,000"

    SECOND: That thereafter at the Annual Meeting of Stockholders of said corporation, duly called and held, upon notice in accordance with the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of General Corporation Law by obtaining the affirmative vote of a majority of the outstanding shares of Common Stock of said Corporation.

    IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 17th day of May, 2001.

                                       Applied Imaging Corp.

                                       By: /s/ Carl Hull
                                           -----------------------------------
                                           Carl Hull, Chief Executive Officer